Exhibit 99.1

Bain Capital Specialty Finance, Inc. Announces September 30, 2020 Financial Results and Declares Fourth Quarter 2020 Dividend of $0.34 per Share

BOSTON – November 5, 2020 – Bain Capital Specialty Finance, Inc. (NYSE: BCSF, the “Company”, “our” or “we”) today announced its financial results for the third quarter September 30, 2020, and that its Board of Directors has declared a dividend of $0.34 per share for the fourth quarter of 2020.

“We delivered strong earnings results this quarter driven by the stable performance of our portfolio company investments as broader credit market conditions improved,” said Michael Ewald, President and Chief Executive Officer of BCSF. “We continue to demonstrate meaningful progress in further de-leveraging our balance sheet, positioning us with greater asset coverage and increased flexibility to maximize long-term shareholder value.”

QUARTERLY HIGHLIGHTS

•	Net investment income per share was $0.33, as compared to $0.37 for the quarter ended June 30, 2020;

•	Net income per share was $0.80 as compared to $0.40 for the quarter ended June 30, 2020;

•	Net asset value per share as of September 30, 2020 was $16.27 as compared to $15.81 as of June 30, 2020;

•	Gross and net new investment fundings were $29.2 million and $(60.7) million, respectively. As a result of the principal repayments and sales activity that occurred during the quarter, and together with the increase in net assets, the Company’s ending debt-to-equity (net of cash) ratio was 1.33x as of September 30, 2020, as compared to 1.42x as of June 30, 2020;

•	Credit quality improved as demonstrated by the number and percentage of non-accrual investments declining quarter-over-quarter. Non-accrual investments represented 0.2% of the total investment portfolio at both cost and fair value as of September 30, 2020; and

•	Subsequent to quarter-end, the Company’s Board of Directors declared a dividend of $0.34 per share for the fourth quarter of 2020 payable to stockholders of record as of December 31, 2020.(1)

SELECTED FINANCIAL HIGHLIGHTS

($ in millions, unless otherwise noted)	Q3 2020	Q2 2020
Net investment income per share	$0.33	$0.37
Net investment income	$21.5	$20.0
Earnings per share	$0.80	$0.40
Dividends per share declared and payable	$0.34	$0.34

($ in millions, unless otherwise noted)	As of September 30, 2020	As of June 30, 2020
Total fair value of investments	$2,459.7	$2,476.0
Total assets	$2,621.1	$2,610.0
Total net assets	$1,050.5	$1,021.0
Net asset value per share	$16.27	$15.81

PORTFOLIO AND INVESTMENT ACTIVITY

For the three months ended September 30, 2020, the Company invested $29.2 million in 16 portfolio companies across 10 different industries. New investments were primarily driven by fundings to existing portfolio companies. The Company had $89.9 million of principal repayments and sales in the quarter. On a net basis, our investments in the quarter totaled $(60.7) million.

Investment Activity for the Quarter Ended September 30, 2020:

($ in millions)	Q3 2020	Q2 2020
Investment Fundings	$29.2	$49.2
Sales and Repayments	$89.9	$67.1
Net Investment Activity	$(60.7)	$(17.9)

As of September 30, 2020, the Company’s investment portfolio had a fair value of $2,459.7 million, comprised of investments in 107 portfolio companies operating across 30 different industries.

Investment Portfolio at Fair Value as of September 30, 2020:

Investment Type	$ in Millions	% of Total
First Lien Senior Secured Loans	$2,128.6	86.5%
First Lien Last Out Loans	17.2	0.7
Second Lien Senior Secured Loans	155.5	6.3
Subordinated Debt	15.0	0.6
Equity Interest	107.4	4.4
Preferred Equity	36.0	1.5
Total	$2,459.7	100.0%

As of September 30, 2020, the weighted average yield on the investment portfolio at amortized cost and fair value were 6.9% and 7.1%, respectively, as compared to 6.6% and 6.9%, respectively, as of June 30, 2020.(2) 99.2% of the Company’s debt investments at fair value were in floating rate securities.

As of September 30, 2020, one portfolio company was on non-accrual status, representing 0.2% and 0.2% of the total investment portfolio at cost and fair value, respectively.

RESULTS OF OPERATIONS

For the three months ended September 30, 2020 and June 30, 2020, total investment income was $46.8 million and $47.9 million, respectively. The decrease in investment income was primarily due to a contraction in the size of the investment portfolio as a result of net repayments.

Total expenses for the three months ended September 30, 2020 and June 30, 2020 were $25.4 million and $27.9 million, respectively. The decrease was primarily driven by lower interest and debt financing expenses.

Net investment income for the three months ended September 30, 2020 and June 30, 2020 was $21.5 million or $0.33 per share and $20.0 million or $0.37 per share, respectively.

During the three months ended September 30, 2020, the Company had net realized and unrealized gains of $30.0 million.

Net increase in net assets resulting from operations for the three months ended September 30, 2020 was $51.5 million, or $0.80 per share.

CAPITAL AND LIQUIDITY

As of September 30, 2020, the Company had total principal debt outstanding of $1,521.4 million, including $307.8 million outstanding in the Company’s revolving credit facility with Goldman Sachs Bank USA (the “BCSF Revolving Credit Facility”), $299.1 million outstanding in the Company’s credit facility with JPMorgan Chase Bank, National Association (the “JPM Credit Facility”), $365.7 million outstanding of the notes issued through BCC Middle Market CLO 2018-1 LLC, $398.8 million outstanding of the 2019-1 Debt and $150.0 million outstanding in the Company’s senior unsecured notes due 2023.

During the quarter, the Company entered into a second amended and restated credit agreement within its BCSF Revolving Credit Facility to, among other things, (i) decrease the financing limit from $500.0 million to $425.0 million, (ii) decrease the interest rate on financing from LIBOR plus 3.25% per annum to LIBOR plus 3.00% per annum, and (iii) provide enhanced flexibility to contribute and borrow against revolving and delayed draw loans and modify certain other terms relating to collaterals.

For the three months ended September 30, 2020, the weighted average interest rate on debt outstanding was 3.3%, as compared to 3.7% for the three months ended June 30, 2020.

As of September 30, 2020, the Company had cash and cash equivalents (including foreign cash) of $45.0 million and $318.0 million of aggregate capacity under its credit facilities, including $117.2 million in the BCSF Revolving Credit Facility, $150.8 million in the JPM Credit Facility and $50.0 million in the Revolving Advisor Loan. As of September 30, 2020, the Company had $153.0 million of undrawn investment commitments.

As of September 30, 2020, the Company’s debt-to-equity and debt-to-equity (net of cash) ratios were 1.45x and 1.33x, respectively, as compared to 1.52x and 1.42x, respectively, as of June 30, 2020.

As of September 30, 2020, the Company was in compliance with all terms under its secured credit facilities.

CONFERENCE CALL INFORMATION

A conference call to discuss the Company’s financial results will be held live at 8:30 a.m. Eastern Time on November 6, 2020. Please visit BCSF’s webcast link located on the Events & Presentations page of the Investor Resources section of BCSF’s website at http://www.baincapitalbdc.com for a slide presentation that complements the Earnings Conference Call.

Participants are also invited to access the conference call by dialing one of the following numbers:

•	Domestic: 1-877-300-8521

•	International: 1-412-317-6026

•	Conference ID: 10148764

All participants will need to enter the Conference ID followed by the # sign and reference “Bain Capital Specialty Finance” once connected with the operator. All participants are asked to dial in 10-15 minutes prior to the call.

Replay Information:

An archived replay will be available approximately three hours after the conference call concludes through November 13, 2020 via a webcast link located on the Investor Resources section of BCSF’s website, and via the dial-in numbers listed below:

•	Domestic: 1-844-512-2921

•	International: 1-412-317-6671

•	Conference ID: 10148764

Bain Capital Specialty Finance, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of	As of
	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Investments at fair value:
Non-controlled/non-affiliate investments (amortized cost of $2,361,890 and $2,416,854, respectively)	$2,303,209	$2,403,250
Non-controlled/affiliate investment (amortized cost of $28,852 and $6,720, respectively)	33,549	6,720
Controlled affiliate investment (amortized cost of $137,924 and $113,689, respectively)	122,899	117,085
Cash and cash equivalents	43,020	36,531
Foreign cash (cost of $2,029 and $854, respectively)	2,009	810
Restricted cash and cash equivalents	78,895	31,505
Collateral on forward currency exchange contracts	3,604	-
Deferred financing costs	3,493	3,182
Interest receivable on investments	20,232	22,482
Receivable for sales and paydowns of investments	4,633	21,994
Unrealized appreciation on forward currency exchange contracts	23	1,034
Dividend receivable	5,573	961
Total Assets	$2,621,139	$2,645,554

Liabilities
Debt (net of unamortized debt issuance costs of $7,555 and $4,584, respectively)	$1,513,852	$1,574,635
Offering costs payable	518	-
Interest payable	11,783	15,534
Payable for investments purchased	2,956	293
Collateral payable on forward currency exchange contracts	-	331
Unrealized depreciation on forward currency exchange contracts	8,162	1,252
Base management fee payable	8,885	7,265
Incentive fee payable	-	4,513
Accounts payable and accrued expenses	2,573	2,155
Distributions payable	21,951	21,176
Total Liabilities	1,570,680	1,627,154

Commitments and Contingencies

Net Assets
Preferred stock, $0.001 par value per share, 10,000,000,000 shares authorized, none issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	$-	$-
Common stock, par value $0.001 per share, 100,000,000,000 and 100,000,000,000 shares authorized, 64,562,265 and 51,649,812 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	65	52
Paid in capital in excess of par value	1,166,685	1,038,343
Total distributable earnings (loss)	(116,291)	(19,995)
Total Net Assets	1,050,459	1,018,400
Total Liabilities and Total Net assets	$2,621,139	$2,645,554

Net asset value per share	$16.27	$19.72

Bain Capital Specialty Finance, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Income
Investment income from non-controlled/non-affiliate investments:
Interest from investments	$43,558	$50,710	$135,576	$126,037
Dividend income	34	46	748	62
Other income	607	236	1,106	627
Total investment income from non-controlled/non-affiliate investments	44,199	50,992	137,430	126,726

Investment income from non-controlled, affiliate investments:
Investment income from non-controlled/affiliate investments:
Interest from investments	56	-	56	-
Total investment income from non-controlled/affiliate investments	56	-	56	-

Investment income from controlled affiliate investments:
Interest from investments	715	781	2,225	1,023
Dividend income	1,847	915	6,473	15,425
Other income	-	-	-	4
Total investment income from controlled affiliate investments	2,562	1,696	8,698	16,452
Total investment income	46,817	52,688	146,184	143,178

Expenses
Interest and debt financing expenses	14,426	19,427	49,614	46,592
Base management fee	8,885	8,910	26,250	23,644
Incentive fee	-	4,330	-	12,905
Professional fees	296	789	1,909	1,615
Directors fees	209	159	555	370
Other general and administrative expenses	1,545	1,243	3,878	3,672
Total expenses before fee waivers	25,361	34,858	82,206	88,798
Base management fee waiver	-	(2,582)	-	(6,450)
Incentive fee waiver	-	(763)	-	(2,745)
Total expenses, net of fee waivers	25,361	31,513	82,206	79,603
Net investment income	21,456	21,175	63,978	63,575

Net realized and unrealized gains (losses)
Net realized gain (loss) on non-controlled/non-affiliate investments	(24,263)	27	(34,667)	(1,394)
Net realized gain on controlled affiliate investments	-	-	-	265
Net realized gain (loss) on foreign currency transactions	(19)	122	(368)	(190)
Net realized gain (loss) on forward currency exchange contracts	(130)	346	6,472	11,042
Net change in unrealized appreciation on foreign currency translation	194	162	89	461
Net change in unrealized appreciation (depreciation) on forward currency exchange contracts	(11,177)	9,135	(7,921)	(14)
Net change in unrealized appreciation (depreciation) on non-controlled/non-affiliate investments	73,892	(12,373)	(45,077)	2,269
Net change in unrealized appreciation on non-controlled/affiliate investments	1,689	-	4,697	-
Net change in unrealized appreciation (depreciation) on controlled affiliate investments	(10,185)	(395)	(18,421)	720
Total net gains (losses)	30,001	(2,976)	(95,196)	13,159

Net increase (decrease) in net assets resulting from operations	$51,457	$18,199	$(31,218)	$76,734

Basic and diluted net investment income per common share	$0.33	$0.41	$1.13	$1.23
Basic and diluted increase (decrease) in net assets resulting from operations per common share	$0.80	$0.35	$(0.55)	$1.49
Basic and diluted weighted average common shares outstanding	64,562,265	51,649,812	56,692,267	51,587,779

Endnotes

(1)	The fourth quarter dividend is payable on January 29, 2021 to holders of record as of December 31, 2020.

(2)	Information as of September 30, 2020. Weighted average yields are computed as (a) the annual stated interest rate or yield earned on the relevant accruing debt and other income producing securities, divided by (b) the total relevant investments at amortized cost or at fair value, as applicable.

About Bain Capital Specialty Finance, Inc.

Bain Capital Specialty Finance, Inc. is an externally managed specialty finance company focused on lending to middle-market companies. BCSF is managed by BCSF Advisors, LP, an SEC-registered investment adviser and a subsidiary of Bain Capital Credit, LP. Since commencing investment operations on October 13, 2016, and through September 30, 2020, BCSF has invested approximately $3,712.9 million in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. BCSF’s investment objective is to generate current income and, to a lesser extent, capital appreciation through direct originations of secured debt, including first lien, first lien/last out, unitranche and second lien debt, investments in strategic joint ventures, equity investments and, to a lesser extent, corporate bonds. BCSF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Forward-Looking Statements

This letter may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this letter may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the U.S. Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this letter.

Investor Contact:

Katherine Schneider

Tel. +1 212 803 9613

investors@baincapitalbdc.com

Media Contact:

Charlyn Lusk

Tel. +1 646 502 3549

clusk@stantonprm.com